Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

Northeast Utilities raises common dividend

HARTFORD, Connecticut, February 8, 2011 – The Northeast Utilities (NYSE: NU) Board of Trustees today approved an increase in the company’s quarterly dividend.

The NU Board declared a quarterly dividend of $0.275 per share, payable on March 31, 2011, to shareholders of record as of the close of business on March 1, 2011.  The new annualized rate of $1.10 per share represents an increase of $0.075 per share above the previous annualized rate of $1.025 per share, which had been in effect since March 2010.

“This dividend level will allow us to continue to provide a competitive cash return for our shareholders, while at the same time allowing us to invest more than $1 billion a year to improve the energy infrastructure of our region,” said Charles W. Shivery, NU chairman, president and chief executive officer.

As the company has stated previously, NU today reiterated that its ability to pay future common dividends is subject to approval by its Board of Trustees and to expectations of its future earnings and cash flows.

NU operates New England’s largest utility system serving more than 2.1 million electric and natural gas customers in Connecticut, New Hampshire and Massachusetts.

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